Exhibit 10.7

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

EXCLUSIVE DISTRIBUTION AGREEMENT

(for Smartlipo MPX and SLT II Laser System)

THIS AGREEMENT is made by and between El. En. S.p.A., a company organized under the laws of Italy whose address is Via Baldanzese 17, 50041 Calenzano, Firenze, Italy (hereafter referred to as “El En”), and Cynosure, Inc., a Delaware corporation whose address is 5 Carlisle Road Westford MA 01886 (hereinafter referred to as “Cynosure”). This Agreement shall be effective as of October 26, 2012 (hereinafter the “Effective Date”). (Both El En and Cynosure are sometimes collectively referred to as the “Parties”, and each may be referred to in the singular as a “Party”).

The Parties hereby agree to the following:

1.	DEFINITIONS

The terms used in this Agreement shall have the following meaning:

1.1. “Territory” shall mean worldwide.

1.2 The “Patent Rights” shall mean the issued, valid claims of U.S. Pat. No. 5,954,710 and U.S. Pat. No. 6,206,873 and any issued, valid claims of any continuations, continued prosecution applications or divisional or corresponding foreign applications thereof. “Patent Rights” shall also include any reissue, reexamination or extension of U.S. Pat. No. 5,954,710 and U.S. Pat. No. 6,206,873.

1.3 “Products” shall mean (a) Smartlipo MPX meeting the specifications set forth in Exhibit A, and (b) the SLT II Laser System meeting the specifications set forth in Exhibit A as the essential component of the systems sold under the trade names Smartlipo Triplex and Cellulaze (hereinafter “the Systems incorporating the SLT II Laser system”) with specifications set forth in Exhibit A1 to this Agreement together with any replacement thereto or modification or improvement thereof developed, owned or licensed by El En. The term “Product” may be modified from time to time by written amendment to this Agreement executed by the parties hereto whereby the parties agree to include additional El En products in Exhibit A.

1.4 “Affiliate” shall mean, with respect to either party, a corporation or entity that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such party.

1.5 “Trademark(s)” shall mean the trademark “Smartlipo” which is the subject of U.S. Trademark Registration No. U.S. 3,436,485, and any other marks necessary or useful in connection with the activities contemplated by this Agreement, or as otherwise designated by El En, including trademarks that are the subject of trademark applications or registrations, filed or pending during the term of the Agreement within the Territory, including any renewals thereof.

2.	APPOINTMENT AND ACCEPTANCE

2.1 Subject to Cynosure’s compliance with all the terms of this Agreement, El En hereby appoints Cynosure as its exclusive distributor for the marketing, sale and delivery of the Products in the Territory, and Cynosure accepts such appointment.

2.2 This appointment of Cynosure as El En’s distributor for the Products in the Territory is an exclusive appointment. During the term of this Agreement and so long as Cynosure is not then in default under this Agreement, El En shall not distribute the Products , including the SLT II laser system, or appoint any other distributor for the Products ,including the SLT II laser system in the Territory. Notwithstanding the foregoing, nothing herein shall prevent El En from engaging in the marketing, distribution or sale of products which do not incorporate the Product anywhere in the Territory. Moreover El En may continue to engage in the marketing, distribution or sale worldwide (U.S. excluded) of any first generation Smartlipo systems, and modification or improvement thereof, provided that such Smartlipo systems sold by El En do not incorporate elements of technologies owned by Cynosure that are incorporated in a Smartlipo MPX, Smartlipo Triplex and/or Cellulaze product and/or subject to U.S. patent n. 5746735.

2.3 This appointment shall automatically terminate upon the expiration or termination of this Agreement.

2.4 Cynosure shall have the right, without the prior written consent of El En, to appoint sub-distributors or sub-dealers to sell the Products in the Territory. Notwithstanding the foregoing, should El.En. reasonably object to any such appointment, Cynosure shall refrain therefrom.

2.5 Cynosure has not paid any fee or other consideration for the rights established by this Agreement. Neither this Agreement nor any right granted by this Agreement is a property right. Neither this Agreement nor any right or responsibility under this Agreement may be transferred, assigned, delegated or sold by Cynosure or by operation of law.

2.6 No rights or licenses with respect to the Products are granted or deemed granted under this Agreement or in connection herewith, other than those rights expressly granted in this Agreement.

2.7 All distribution agreements heretofore entered into between El En and Cynosure (collectively the “Prior Distribution Agreements”) are hereby terminated, except to the extent that (i) all rights, privileges and obligations of Cynosure with respect to Patents and Trademarks (as such terms are defined in the Prior Distribution Agreements) shall continue in full force and effect to the extent necessary to service the Products sold prior to the date of termination, and (ii) Cynosure shall continue to have the right to provide service and support to any purchaser of any Product sold by Cynosure pursuant to any Prior Distribution Agreement, including the right to sell or provide any Product or replacement part to any purchaser or user of any Product originally sold by Cynosure pursuant to any Prior Distribution Agreement. For purposes of this Section 2.7, the term “Product” shall have the meanings assigned to such term in the Prior Distribution Agreements.

3.	OBLIGATIONS OF EL EN

3.1 El En shall provide such marketing and other sales support to Cynosure as the parties may agree from time to time provided that Cynosure shall pay for all travel, lodging, meals and related expenses incurred by El En in providing such support.

3.2 El En reserves the right in its sole discretion to modify, alter, improve or change the Products. El En shall make reasonable efforts to provide Cynosure with ninety (90) days’ prior written notice of any decision to change the Products, but any changes made for safety reasons or to accommodate regulatory requirements shall be effective upon notice to Cynosure.

3.3 El En will provide annual training sessions (at locations to be determined by El En) for Cynosure sales and service personnel at no cost to Cynosure. Notwithstanding the foregoing, Cynosure shall be responsible for all travel, lodging, meals and related expenses associated with attendance by its personnel at these training sessions.

4.	SALES TO CYNOSURE

4.1 Each order for the Products will be submitted by Cynosure on the Purchase Order form set forth at Exhibit B to this Agreement (hereinafter the “Purchase Order”) and will be processed by El En in a timely fashion. Each Purchase Order submitted by Cynosure shall specify the quantity of the Products which Cynosure desires to purchase and the delivery date for such Product(s). The express terms of this Agreement, including the Purchase Order, supersede any contrary provisions in any purchase order, agreement or other document used by Cynosure. Contracts for the sale of the Products by Cynosure to its customers shall automatically incorporate, to the extent applicable, the terms and conditions of this Agreement, including the Purchase Order. El En will accept or reject each Purchase Order in writing within ten (10) working days after receipt from Cynosure. In the event that El En rejects a Purchase Order that is within the scope of the forecast provided by Cynosure in accordance with Section 4.4, Cynosure shall have the right to terminate this Agreement unless El En accepts the Purchase Order within sixty (60) days of receipt of notice from Cynosure of its intent to terminate this Agreement

4.2 Cynosure’s orders for the Products shall not be binding on El En until accepted by El En and may be canceled by Cynosure only until that time. Orders shall be deemed accepted by El En when Cynosure is so notified in writing by El En. In the event of a shortage of the Products, El En will make reasonable efforts to make up such shortage as soon as is commercially possible, but El En shall have no liability to Cynosure whatsoever as the result of its inability to meet Cynosure’s orders for the Products.

4.3 The price applicable to the Products is set forth in Exhibit C to this Agreement. The price applicable to the Products may be changed by El En only upon reasonable notice (not less than thirty (30) days) to Cynosure and no price increase shall exceed [**]% during any one year during the term of this Agreement and an aggregate of [**]% over the full term of this Agreement. Any change in the price of the Products will not apply to any orders for Products from Cynosure accepted in writing by El En prior to the effective date of such change. All amounts under this Agreement shall be calculated and paid in U.S. Dollars. In the event of the occurrence of any unforeseen circumstances that materially affect the manufacturing cost of the Products, the Parties shall negotiate in good faith an adjustment if the price of the Products.

4.4 Cynosure will deliver to El En, not later than the first day of each March, June, September and December in each year during the term of this Agreement, a forecast of Cynosure’s anticipated requirements for the Products during the following calendar quarter, specifying quantities and shipment dates therefor. The forecast shall not be binding upon Cynosure. Upon acceptance in writing of each forecast by El En, El En shall make reasonable commercial efforts to maintain sufficient inventory to fill Cynosure’s requirements based on such forecasts. Products shall, however, only be shipped against purchase orders accepted by El En.

4.5 Cynosure shall examine each shipment of the Products to determine whether any item or items included in the shipment are in short supply, defective or damaged. Within five (5) business days of receipt of the shipment, Cynosure shall notify El En in writing of any shortages, defects or damage which Cynosure claims existed at the time of delivery and are not a result of shipping. Within twenty (20) days of receipt of such notice, El En will investigate the claim of shortage, defects or damage, and inform Cynosure of its findings. If El.En. determines that a shortage, defect or damages existed at the time of delivery and was not a result of shipping, El En will promptly deliver replacement Product to Cynosure. Unless notice is given as provided in this Section 4.5, Cynosure shall be deemed to have accepted each shipment of the Product and to have waived all claims for shortages, defects or damage.

5.	DISTRIBUTORSHIP OPERATIONS

5.1 Cynosure agrees to use commercially reasonable efforts to sell the Products in the Territory and to promote, through Cynosure’s own advertising and sales promotion activities, the purchase and use of the Products by customers located in the Territory. Cynosure agrees to establish a sales program for the Products that will include the following responsibilities:

5.2.1 Cynosure shall maintain one or more sales offices in the Territory and shall use best efforts and devote such time as necessary to sell and promote the sale of the Products in the Territory. Cynosure shall solely determine its hours of operation, its staffing for its offices, its employment policies and benefits and where and when to make sales calls.

5.2.2. Cynosure shall ensure that all personnel whom Cynosure assigns to sell the Products are adequately trained on the Products to provide a satisfactory level of sales service to customers and provide effective sales presentations and training in the use of the Products to customers.

5.3 Cynosure agrees to purchase from El En the minimum number of Products per year as set forth in Exhibit D attached hereto and made a part hereof. In the event Cynosure fails to purchase at least the minimum number per year of any of the Products as set forth in Exhibit D, El. En. at its sole option and as its sole remedy, shall have the right to terminate this Agreement for such Product or Products pursuant to Section 7 of this Agreement and receive a payment from Cynosure equal to the difference between the amount actually paid to El En for the Products shipped by El En to Cynosure and the amount that Cynosure would have paid El En if Cynosure had sold the minimum number of Products in the applicable year. Cynosure or its agent will purchase and carry spare parts for the Products out of warranty in order to provide a prompt service. Cynosure shall purchase from El En such special tools as necessary to service and repair the Products.

5.4 As security for the payment by Cynosure of the purchase price for Products ordered under this Agreement, Cynosure hereby grants to El En a purchase money security interest in all Products sold or delivered by El En to Cynosure or to third parties on Cynosure’s behalf, whether presently or after-acquired, in any and all purchase contracts for Products entered into between Cynosure and a customer, in any and all payments for Products due and payable from Cynosure’s customers, and in any and all proceeds from the sale or delivery of such Products collected by Cynosure. Cynosure agrees to execute all necessary documents and financing statements requested by El En in order to perfect and enforce such security interest.

6.	ADDITIONAL CYNOSURE OBLIGATIONS

6.1 Cynosure shall promptly report to El En all complaints and product problems communicated by customers with respect to the Products. Cynosure shall be responsible for providing El En with a written report of all Products complaints and problems. Cynosure shall assist El En in complying with the then current Medical Device Reporting/Adverse Event/Product Problem Regulations promulgated and amended by the U.S. Food and Drug Administration (“FDA”) and with any similar regulations in other jurisdictions worldwide, including, without limitation, with CE regulations in the European Union. To the extent applicable to relationships of this nature and required by either regulation or El En for post-market Product surveillance, Cynosure shall be responsible for maintaining traceability of all Products purchased and resold by Cynosure.

6.2 Cynosure shall make no warranties or representations, whether oral or written, with respect to the Products, including without limitation, sales literature, without the prior written consent of El. En., Cynosure shall accurately and completely represent the Products, and promote the Products in a manner consistent with its labeling, FDA cleared or approved indications, and FDA regulations and other applicable regulations worldwide.

6.3 Cynosure shall, at its sole expense, comply with all the laws and regulations applicable to its operations and to its performance of its obligations under this Agreement.

6.4 Except as provided in this Section 6.4 and in Section 6.10 (below), El En does not grant to Cynosure any license or rights to any intellectual property of El En. El En hereby grants Cynosure the non-exclusive, non-sublicensable, and non-transferable right (i) to display EL EN trade names and Trademarks associated with the Products or any System incorporating the SLT II Laser system and to enforce the Trademarks in the Territory; (ii) to practice the inventions of the Patent Rights, in both cases solely to the extent necessary for the exclusive distribution and exclusive sale of the Products and Systems incorporating the SLT II Laser system in the Territory and necessary for the performance of its obligations under this Agreement. Upon termination of this Agreement, Cynosure shall terminate all use of such trade names and trademarks and Patent Rights except to the extent necessary to enable Cynosure to provide service or support with respect to any Products. Cynosure shall not, directly or indirectly, infringe or contest the validity of or the title to any of the copyrights, trademarks or trade names owned by El En or under which El En is licensed, or otherwise impair the interests of El En in such intellectual property.

6.5 Cynosure will conduct all of its business in its own name and in a manner consistent with its obligations under this Agreement. Cynosure will be solely responsible for the payment of all the expenses of its office and activities and will be solely responsible for the acts and expenses of its employees and independent contractors, if any. Neither Cynosure nor any of its employees or consultants shall be considered to be employees of El En for any purpose whatsoever, including, without limitation, social security, unemployment compensation, workers’ compensation, income tax withholding, or any other such taxes or obligations. Cynosure understands and agrees that it is solely responsible for payment of all such taxes and obligations.

6.6 Nothing in this Agreement shall be construed to constitute either party as a partner, employee, franchisee, or agent of the other party, nor shall either party have any authority to bind the other in any respect. Neither party has the power to make contracts in the name of the other or to incur any liabilities whatsoever in the name of the other. Each party shall remain an independent contractor responsible only for its own actions. Neither party nor any of their respective employees or consultants shall be entitled to participate in any plans, arrangements, or distributions of the other party under any pension, stock, bonus, profit sharing, medical plan, or any other benefit plans offered or provided to the employees or consultants of the other party.

6.7 Cynosure represents and warrants that Cynosure’s execution of this Agreement and performance of its obligations under this Agreement do not and will not contravene, violate or constitute a breach of, any law, rule, regulation or the provisions of any court order or contractual agreement or other obligation to which Cynosure is a party or by which it is bound. El En represents and warrants that El En has the right to appoint Cynosure as its exclusive distributor for the Products as provided in this Agreement.

6.8 Cynosure represents and warrants that it shall not disclose, use, have used, make available to or transfer to El En any information, including without limitation, any data, concepts, formula or trade secrets, which is proprietary or confidential to a third party.

6.9 At all times during the term of this Agreement or any renewal thereof, Cynosure shall refrain from promoting or selling any system that incorporates any product that has substantially the same specifications as the Products or is substantially similar to the Products.

6.10 Cynosure shall have the right, at its sole expense, upon prior written authorization by El.En. which will not be unreasonably withheld to institute suit for infringement of the Patent Rights and the Trademark(s), including the right to sue for past infringement, against any third party within the Territory (the “Patent or Trademark Infringement Action”) and to recover damages for itself pursuant to Section 6.12 below, including money damages and all other remedies for any infringement that occurred prior to the effective date of this Agreement. To the extent El En gives its prior written authorization to Cynosure to institute a Patent or Trademark Infringement Action pursuant to the preceding sentence, El En agrees that is shall be a party in such Patent or Trademark Infringement Action. Cynosure shall keep El En informed on a current basis of the status and progress of any such Patent or Trademark Infringement Actions, including by promptly providing El En with copies of any and all pleadings as they become available to Cynosure or its counsel. Any settlement of any such Patent or Trademark Infringement Action shall require El. En.’s prior written consent. Cynosure shall bear all the expenses of the Patent or Trademark Infringement Actions which it initiates pursuant hereto, including El En’s reasonable attorneys’ fees and expenses. Moreover, should El En be named a party, or be a necessary party to any lawsuit maintained, or initiated by, or brought against Cynosure, El En agrees to be so named and to cooperate with and to assist Cynosure to the extent necessary for Cynosure to conduct the lawsuit, provided that Cynosure shall pay El En’s reasonable costs, including without limitation El En’s reasonable attorneys fees and expenses. Cynosure’s obligation to defend El En under this Agreement does not extend to any suit or countersuit against El En relating to products or causes of action unrelated to the Products exclusively distributed and/or exclusively sold by Cynosure under this Agreement.

6.11 If Cynosure does not institute a Patent or Trademark Infringement Action against a third party within one hundred (120) days after having notice of any infringement of the Patent Rights by a third party, El En may institute, at its sole discretion, such action, provided that Cynosure shall have the right to be kept informed on a current basis of the status and progress of any such actions instituted by El En. El En agrees to bear all of Cynosure’s expenses, including without limitation Cynosure’s reasonable attorneys’ fees and costs that may result from any action brought by El En. In no event shall El En seek to join Cynosure as a party to any such action, without the express written consent of Cynosure.

6.12 Any recovery of damages or other monetary compensation, including, without limitation, by way of settlement, deriving from any lawsuit instituted pursuant to paragraphs 6.10 and 6.11 hereof, shall be apportioned between Cynosure and El En so that Cynosure shall receive [**] percent ([**])% and El En shall receive [**] percent ([**]%) of any such recovery , including any treble or punitive damages that are awarded, net of expenses incurred, and of attorneys’ fees and expenses awarded in the legal action. Cynosure shall bear all risks relating to any Patent or Trademark Infringement Action it has commenced, including without limitation payment of any recovery or attorneys’ fees and expenses that may be awarded or be payable to defendant(s). El En shall bear no other risk as a result of any Patent Infringement or Trademark Action Cynosure may start pursuant to Section 6.10 other than those relating to the title and quality of El En’s patents or trademarks. Cynosure shall not seek to recover, either directly or indirectly, from El En any expenses, including without limitation any attorneys’ fees and expenses, Cynosure has incurred as result of any legal action, including any preliminary stages of such actions, pursuant to Sections 6.10 and 6.11.

6.13. El En shall have the sole and exclusive right to maintain and/or to prosecute the Patent and Trademark Rights.

7.	TERM AND TERMINATION

7.1 This Agreement is effective on the Effective Date and shall continue in force for a period of seven (7) years unless sooner terminated as herein provided. This Agreement shall be automatically renewed for additional terms of one year each unless either party shall have given notice of termination to the other party not less than six-months prior to the expiration of the initial term or an renewal term.

7.2 Either party may terminate this Agreement in the event (a) the other party commits a material breach of this Agreement, which breach remains uncured for a period of thirty (30) days following written notice of such material breach; or (b) the other party becomes insolvent, fails generally to pay its debts as they become due, makes an assignment for the benefit of creditors, is the subject of any voluntary or involuntary case commenced under the federal bankruptcy laws, as now constituted or hereafter amended (which, in the case of involuntary bankruptcy, is not dismissed within ninety (90) days), or of any other proceeding under other applicable laws of any jurisdiction regarding bankruptcy, insolvency, reorganization, adjustment of debt or other forms of relief for debtors, has a receiver, trustee, liquidator, assignee, custodian or similar official appointed for it or for any substantial part of its property, or is the subject of any dissolution or liquidation proceeding. Without limiting the generality of the foregoing, failure by Cynosure to make any payment due to El En under this Agreement, subject to applicable cure periods set forth in this Section 7.2, shall constitute a material breach for purposes hereof and shall attribute to El En at its sole option, the right to revoke the exclusivity of Cynosure’s rights within the Territory or to terminate the Agreement.

7.3 After termination or expiration of this Agreement, any amounts owed by one party to the other for transactions occurring during the term of the Agreement shall be paid in accordance with this Agreement. El En shall have no obligation to Cynosure for any sales or other activities of Cynosure after termination or expiration of this Agreement, unless expressly agreed in writing signed by both parties.

7.4 After termination or expiration of this Agreement, each Party shall return to the other Party all copies of confidential and/or proprietary information previously disclosed by the other Party, and Cynosure shall remove and not thereafter use any advertisements, brochures and other items in its possession or under its control, that contain El En’s trademarks and/or service marks. All rights and licenses granted to Cynosure under this Agreement and Prior Distribution Agreements shall terminate and revert back to El En except to the extent that such rights and licenses are necessary to enable Cynosure to provide service or support with respect to any Product that has been distributed by Cynosure. El En agrees that for a period of 5 years following any termination or expiration of this Agreement, it will continue to make available for purchase by Cynosure spare parts for the Products or replacement Products to enable Cynosure to provide service and support with respect to the Products sold by Cynosure during the term of this Agreement.

7.5 The following provisions of this Agreement shall survive the termination or expiration of this Agreement: Sections 6.4, 6.5, 7.3, 7.4, 8, 9, 11, 15 and 16.

8.	CONFIDENTIALITY

With respect to any information disclosed by either Party to the other Party, which information is identified by the disclosing Party as confidential or proprietary at the time of disclosure, the receiving Party will treat such information as strictly confidential, and use the same degree of care to protect such information as it as the receiving Party uses to protect its own highest level confidential information, which shall not be less than due care. All customer lists, customer files, market and sales data, discounting and pricing data, competitive analyses, market potential information and Products information shall be deemed confidential and proprietary. Each Party agrees not to use for its own benefit, nor to disclose to third parties, any such information received from the other Party during the term of this Agreement or thereafter. These restrictions shall not apply to information that (a) was in the possession of the receiving prior to its disclosure by the disclosing Party; (b) at the time of disclosure is in the public domain, or which later becomes part of the public domain through no breach of the terms of this Agreement; (c) was received by the receiving Party from a source other than the disclosing Party, who did not acquire such information directly or indirectly from the disclosing Party, (d) was independently developed by the receiving Party.

9.	FORCE MAJEURE

Neither party shall be liable in any manner for failure or delay to fulfill all or part of this Agreement as the result of any act of God, governmental orders or restriction, war, threat of war, warlike conditions, acts of terror, hostilities, sanctions, mobilization, blockade, embargo, detention, revolution, riot, looting, strike, lockout, labor action, accident, or any other causes or circumstances beyond the such party’s reasonable control. Upon the occurrence of a force majeure event, the party suffering such event shall immediately provide written notice to the other party of the existence and details of such force majeure event and its anticipated duration.

10.	WAIVER OF BREACH

Failure of either party to require performance of any term of this Agreement or the waiver by either party of any default under this Agreement shall not be deemed a waiver of any subsequent default nor of the provision of this Agreement allegedly breached as a result of such default.

11.	GOVERNING LAWS

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of laws.

12.	ASSIGNMENT

This Agreement shall not be assignable by either Party hereto without the prior written consent of the non-assigning Party,

13.	NO CHANGES OF AGREEMENT VALID

No modification of this Agreement shall be valid or binding upon either Party without its written consent, which consent will not be unreasonably withheld.

14.	OTHER AGREEMENTS

Except as otherwise provided in this Agreement, all prior oral or written agreements or understandings between the Parties with respect to the subject matter of this Agreement are hereby terminated, except for those agreements or understandings which, by their nature, are intended to survive termination.

15.	NOTICES

All notices pertaining to this Agreement shall be confirmed in writing, and shall be delivered to the Party concerned, by registered or certified mail, or by recognized overnight air courier service, to the address first set forth above. Either Party may change its address for notice by written notice to the other Party. Notice is deemed effective upon actual receipt.

16.	DISPUTE RESOLUTION

Any dispute or difference arising out of or relating to this Agreement or the breach of this Agreement shall be commenced in the Supreme Court of New York situated in New York City or in the United States District Court for the Southern District of New York. The parties to this Agreement consent to such jurisdiction, agree that venue will be proper in such courts in any such matter, agree that New York is the most convenient forum for litigation in any such suit, action or proceeding, agree that such courts shall have exclusive jurisdiction to resolve any such dispute or difference, and agree that a summons and complaint commencing a suit, action or proceeding in any such court shall be properly served and shall confer personal jurisdiction upon a Person if served by registered or certified mail to the address specified with respect to such Person pursuant to Section 15. Each party hereto hereby agrees not to elect a trial by jury of any issue triable by jury, and waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist, with regard to this Agreement or any claim, counterclaim or other action arising in connection herewith. This waiver of right to trial by jury is given knowingly and voluntarily by each party and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue.

17.	COUNTERPARTS/ENTIRE AGREEMENT

This Agreement may be executed in duplicate and when so executed, each executed copy shall be deemed an original. All Exhibits referenced in this Agreement are deemed incorporated by reference.

18.	CAPTIONS

The captions in this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement, and shall in no way modify or restrict any of the terms or provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have hereto caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

EL. EN. S.p.A.		CYNOSURE, INC.

By:	/s/ Andrea Cangioli	By:	/s/ Michael R. Davin
Name:	Andrea Cangioli	Name:	Michael R. Davin
Title:	Concigliere Delegato	Title:	President and CEO

Exhibit A

Specifications of the Products

System Type	Nd:YAG
Wavelength	1064 nm	1320 nm
Pulse Width (max)	500 µS	1000 µS

Power Output Options	30 W	16W
Maximum Rep Rate	40 Hz	40 Hz
Aiming Beam	Red
Electrical Requirements	230 VAC/16A
Size (H x H x D)	37.4” x 19.7” x 25.6” (95 cm x 50 cm x 65 cm)
Weight	220 lbs (100 kg)

Specifications

	1064-nm Laser	1320-nm Laser	1440-nm Laser
Wavelength	1064 nm	1320 nm	1440 nm

Type:	Solid State Nd:YAG

Method of Optical Output:	Flexible optical fiber (600 µm and 100 µm diameter)		800 micron sidelaze triplex 1000 micron sidelaze cellulaze

Power Output Option Minimum and Maximum	2W min. 40 W max at 1064 nm	1 W min, 24 W max at 120 nm	1 W min, 15 W max at 1440 nm

Maximum Pulse Frequency:	40 Hz	40 Hz	40 Hz/25 Hz (*)

Maximum Pulse Duration:	500 µs at 1064 nm	1000 µs at 1320 nm	1000 µs at 1440 nm

Nominal Ocular Hazard Distance	24.6 m at 1064 nm	7.24 m at 1320 nm	1.0 m at 1440 nm

Safety Eyewear Required:	≥ 5.0 OD at 1064 nm DLB6 ILB8	≥ 4.0 OD at 1320 nm DLB6 ILB8	≥ 2.0 OD at 1400 nm DLB4 ILB4

Cooling Method:	Self-contained, internal cooler

Aiming Beam Laser Type:	Diode

Aiming Beam Wavelength:	635 nm (red)

Aiming Beam Maximum Delivered Output Power:	3.0 mW

Electrical Requirements:	230 Vac, 16 A, 50/60 Hz, single phase

Dimensions	Height 38.6” (98 cm) Width 16.5” (42 cm) Depth 35.5” (90 cm)

Weight	100 kg (220 Lbs)

SmartSense Motion Sensing	Optional

ThermaGuide Temperature Sensing	Optional ( CELLUZAZE )

(*)	The 40Hz frequency is not available for power higher than 10W.

Exhibit A1

Specifications of the Systems incorporating the SLT II

-SMARTLIPO TRI-PLEX Advanced Laser Lipolysis System …….

System Type	Nd:YAG
Wavelength	1064nm	1320nm	1440nm
Pulse Width (Max)	500µs	1000µs	1000µs
Power Output Options	40W	24W	15W
Max Rep Rate	40Hz	40Hz	25Hz
MultiPlexing Options
	1064nm and 1320nm		1064nm and 1440nm
	500µs and 1000µs		500µs and 1000µs
	40Hz		40 Hz and 25Hz

Aming Beam	Red
Electrical Requirements	230 VAC/16A
Size (HxWxD)	37.4” x 19.7” x 25.6” (95cm x 50cm x 65cm)
Weight	220 lbs (100kg)

-CELLULAZE Cellulite Laser Workstation

Systems Type	Nd:YAG
Wavelength	1440nm
Pulse Width (Max)	1000µs
Power Output Options	10W
Max Rep Rate	25Hz

Aming Beam	Red
Electrical Requirements	230 VAC/16A
Size (HxWxD)	37.4” x 19.7” x 25.6” (95cm x 50 cm x 65 cm)
Weight	220 lbs (100kg)

Exhibit B

Form of Purchase Order

Purchase Order No.

Date:

TO:	FROM:

El. En. S.p.A.	Cynosure, Inc.
Via Baldanzese 17	5 Carlisle Road
50041 Calenzano	Westford, Massachusetts 01886
Firenze, Italy

Tel:	Tel: 978-256-4200
Fax:	Fax: 978-256-0469

:

Quantity of Product Ordered:

Requested Delivery Date(s):

Delivery Location:

Total Purchase Price: $

Standard Conditions of Purchase are attached and are made part of this Purchase Order.

STANDARD CONDITIONS OF PURCHASE

These conditions apply to the attached Purchase Order.

FORMATION OF CONTRACT

The Purchase Order is an offer by you to purchase from El. En. S.p.A. the quantity of Product described in the Purchase Order. By submitting the Purchase Order to us, you agree to purchase the Product on the terms and conditions specified in the Purchase Order and these Standard Conditions of Purchase. We accept your offer by the signature of a duly authorized officer of El. En. S.p.A.

The Purchase Order and these Standard Conditions of Purchase (together with the Exclusive Distribution Agreement dated as of October 26, 2012 (the Distribution Agreement)) are intended to be the complete and exclusive statement of the terms of the contract between us. Please understand that our acceptance of your offer is expressly made conditional on your assent to all of our terms. No prior proposals, statements, course of dealing or usage of the trade will be part of the contract.

After the contract has been formed, it may be modified only by written document signed by our respective authorized representatives. No order accepted by us may be terminated, canceled, modified or assigned by either Party without the other Party’s prior written permission.

PRICE AND TAXES

The price you will pay is stated in the Purchase Order. The price includes the quantity of Product described in the Purchase Order, standard packaging and shipping. You shall be responsible for all taxes on the Product (including without limitation any sales use, excise or similar tax), custom fees and duties, VAT and other related governmental fees and costs, transportation to the site specified in the Purchase Order, special packaging and insurance. Any applicable taxes will be added to the price, unless we receive a tax exemption certificate from you which is acceptable to the taxing authorities.

PAYMENT

The payment terms are as follows: Net 30 days from shipment. Past due balances are subject to a service charge up to the maximum amount permitted by applicable law. If any payment depends on an event which is delayed for a reason for which you are responsible, you will make the payment when the event was first scheduled to occur.

DELIVERY

We will not be not responsible for any delay in performance or delivery which is due to unforeseen circumstances, or to causes beyond our reasonable control, including, without limitation, strike, lockout, riot, war, act of God, or compliance with any governmental law, regulation or order (including U.S. Export regulations), or any delay in vendors supplying materials and equipment. If such a delay occurs, we may extend the performance or delivery date for a period of time equal to the delay.

TRANSPORTATION, TITLE AND RISK OF LOSS

Except as otherwise provided below, all shipments are Ex Works: Calenzano, our manufacturing facility in Italy. You are responsible for all transportation and insurance. Title and risk of loss or damage to the Product shall pass upon delivery to the shipper.

ACCEPTANCE OF PRODUCT

You shall be responsible for examining each shipment of Product to determine whether any item or items included in the shipment are in short supply, defective or damaged. Within five (5) business days of receipt of the shipment, you shall notify us in writing of any shortages, defects or damage which you claim existed at the time of delivery and are not a result of shipping. Within twenty (20) days of receipt of such notice, we will investigate the claim of shortage, defects or damage, and inform you of our findings. If we determine that a shortage, defect or damages existed at the time of delivery and was not a result of shipping, we will promptly deliver replacement Product to you. Unless notice is given as provided in this paragraph, you shall be deemed to have accepted each shipment of Product and to have waived all claims for shortages, defects or damage.

LIMITED WARRANTY

We warrant that the Product sold by us will not infringe any patents, trade secrets, trademarks, or other intellectual property rights of any third party, and that the Product, when delivered to you, shall be free from defects in materials and workmanship for a period of one (1) year after receipt of the Product We make no warranty (express, implied or statutory) for any Product that is modified or subjected to unusual physical stress, misuse, improper storage or handling, or used in any manner or medical procedure for which the Product is not indicated. We shall promptly replace any Product that fails to meet this limited warranty. This constitutes our sole liability to end users for breach of the foregoing warranty.

EXCLUSIVITY AND DISCLAIMER

THE LIMITED WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY ARISING OUT OF A COURSE OF DEALING OR OF PERFORMANCE, CUSTOM OR USAGE IN THE TRADE. YOUR EXCLUSIVE REMEDY FOR A DEFECT IN ANY PRODUCT SHALL BE THAT STATED IN THE LIMITED WARRANTY.

LIMITATION OF LIABILITY

Our responsibility for any claims, damages, losses or liabilities arising out of or related to our performance under the Purchase Order shall not exceed the aggregate consideration paid or payable to us pursuant to the Purchase Order. In addition, in no event shall either party be liable to the other party, its employees or agents or to any other third party for any indirect, special, exemplary, incidental or consequential damages, including but not limited to damages resulting from loss of use, loss of data, loss of profits or any harm or damage to persons or property arising out of or in connection with the Purchase Order or any equipment, materials or services provided under the Purchase Order.

GENERAL MATTERS

Assignment. Any assignment of the Purchase Order or these Standard Conditions of Purchase will be void without the other party’s prior written consent, which will not be unreasonably withheld, provided that either Party shall have the right to assign such Purchase Order and these Standard Conditions of Purchase without the consent of the other Party in connection with a sale of its business to which this Purchase Order and these Standard Conditions of Purchase relates.

Validity. If any provision of the Purchase Order or these Standard Conditions of Purchase is found invalid, the remaining portion will be effective.

Governing Law. The Purchase Order and these Standard Conditions of Purchase are to be interpreted in accordance with, and its administration and performance governed by, the laws of the State of New York without reference to its principles of conflicts of law.

Exhibit C

Product Pricing

The price for each Product is set forth below. Such price does not include the taxes and other amounts specified in the form of Purchase Order. The price may be adjusted from time to time by El En as set forth in Section 4.3 of this Agreement.

SMARTLIPO MPX	US $ [**]

SLT II Laser System	US $ [**]

Exhibit D

Minimum Purchase Requirements

Products
Year 1	[**]
Year 2	[**]
Year 3	[**]
Year 4	[**]
Year 5	[**]
Year 6	[**]
Year 7	[**]